Exhibit 23.6

CONSENT OF Rystad Energy Inc.

January 10, 2025

Flowco MergeCo LLC

2415 West Alabama Street, Suite #220

Houston, Texas 77098 USA

Ladies and Gentlemen:

We hereby consent to the use of our name, Rystad Energy Inc., and our report “Market Study: US Onshore L48 Artificial Lift and Vapor Recovery” with date September 14, 2024 in the Registration Statement Form S-8 (the “Registration Statement”) of Flowco Holdings Inc. (the “Company”) and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement and in any related prospectus and any related registration statement filed pursuant to Rule 428 under the Securities Act of 1933, as amended, relating to the Company’s public offering of its common stock.

By:	/s/ Robert R. Cordray
Name: Robert R. Cordray
Title: Managing Director, Americas